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                       CENTRAL VERMONT PUBLIC SERVICE CORPORATION
                                 MANAGEMENT INCENTIVE PLAN

                                 Adopted As Of January 1, 1997

I.     PURPOSE

      The Company's executive officers participate in the core utility Management Incentive Plan (the "Incentive Plan"). The purpose of the Incentive Plan is to focus the efforts of the executive team on the achievement of challenging and demanding corporate objectives. When corporate performance attains the specified annual performance objectives, an award is granted. A well-directed incentive plan, in conjunction with competitive salaries, provides a level of compensation which fully rewards the skills and efforts of the executives.

II.     ADMINISTRATION

     The Incentive Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). All Committee actions will be subject to review and approval by the full Board of Directors (the "Board").

     At the beginning of each year ("Plan Year"), the Committee will submit to the Board its recommendations for that Plan Year as to (i) the Incentive Plan's Corporate Performance Goals, and (ii) the eligible participants.
After the end of each Plan Year, the Committee will report to the Board with respect to achievement of the approved Corporate Performance Goals and individual performance measures for that Plan Year, and will submit to the Board its recommendations as to the appropriate award payment levels for each eligible participant. Recommendations of the Committee, with such modifications as may be made by the Board, will be binding on all participants in the Incentive Plan.


III.     THE PLAN

     There is established a financial performance threshold, below which no incentive awards will be paid. The threshold is calibrated against the allowed return on equity. The degree to which the allowed return on equity is achieved generates a pool which is available to fund incentive payouts.

     The pool funds awards, but performance measures must also be met in the following areas to receive an award. Each measure is equally weighted.

     Return on equity. While this measure is used to establish the incentive pool, it is also one of the measures which is assessed in determining distribution of the pool.

     Customer satisfaction. Measures the degree of satisfaction of customers who have had a recent service interaction. The measurement is conducted by an external firm.

     Individual performance. Based on advice and recommendation from the Chief Executive Officer for those reporting to him. The Committee evaluates the Chief Executive Officer's performance.

     If the maximum payout on all of the standards were to be achieved, the total award would represent 30% of base salary for the Chief Executive Officer, 25% of base salary for the Chief Operating Officer, 20% for Senior Vice Presidents and Vice Presidents, and 15% for other designated officers.

IV. Any annual incentive award will consist of cash (50%) and Central Vermont Public Service Corporation stock (50%) which will have a three year vesting restriction. Applicable dividends will be paid on awarded restricted stock prior to vesting.

     The Board may choose to make awards of non-qualified stock options to designated officers consistent with Plan design and intent.

V.     AMENDMENTS

     The Board reserves the right to amend, modify or terminate the Incentive Plan at any time.